Exhibit 99.1
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TEXT OF PRESENTATION AT CSFB MEDIA CONFERENCE AND UBS WARBURG MEDIA CONFERENCE
ON DECEMBER 9 AND 10, 2002.




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STEVE LACY
----------
Good morning/afternoon.

We're pleased to present to you today.

Let me introduce my colleagues.

--  Kevin O'Brien is President of our Broadcasting Group, and
--  Suku Radia is our Chief Financial Officer

As many of you know, Bill Kerr, our Chairman and Chief Executive Officer, had prostate surgery a few days ago. I'm happy to report that the surgery went well and the prognosis for a full recovery is excellent.




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This presentation includes statements that are considered forward-looking within Federal securities laws. I will spare you by refraining from reading the text of this slide, but it is important to remind you of a number of factors that can affect our business and results.
















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To start, I'll give you a  brief company overview and review our Publishing
Group. Kevin will discuss our Broadcasting Group and Suku will close with a financial update, including our current profit outlook for the December quarter and all of fiscal 2003. Then we'll address your questions.

This year represents our Centennial Anniversary. For 100 years, Meredith has served the needs of American families and their homes. We've done this in print, on television and more recently via the Internet - and we've done it very well.

For a century, our primary focus has been to:

-- Provide superior service to our customers, and -- Build superior value for our shareholders.




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Our performance in the fiscal first quarter, which ended September 30, was strong and it was broad-based throughout the company.

--  Net earnings rose 30 percent
-- Operating profit grew 27 percent, and -- Revenue grew 6 percent.

In Publishing:

-- Operating profit increased 11 percent, paced by strong performances at many of our subscription magazines, our newsstand-based businesses and our book operations.
--  Publishing revenues were up 3 percent.

In Broadcasting:

-- Operating profit rose 90 percent reflecting improved ratings, sales efforts, strong political demand and favorable comparisons.
-- Same-station revenues increased 25 percent and, excluding political advertising, they were up 13 percent. Same stations include KPTV in Portland and exclude the two Florida stations we traded to FOX.





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If we leave you with nothing else today, we'd like you to remember these five points.

First, our publishing business holds a clear leadership position in the home and family markets. We are expanding this leadership position by serving younger women and younger families.

Second, the turnaround in our broadcasting business is a key driver to our growth and margin expansion. In the next two to three years, we expect to restore our broadcasting EBITDA margin to the 40 percent level, comparable to what we did in fiscal 1998 and 1999.

Third, these businesses generate significant free cash flow and we have a strong balance sheet.

Fourth, we have a strong and credible management team.  And,

Fifth, these characteristics allow us to be opportunistic with respect to strategic asset opportunities, especially in a consolidating environment.




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Overall, we are pursuing three primary strategies.

1) Expand our powerful publishing base,
2) Improve our broadcasting performance, and
3) Strengthen our excellent financial position
















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Publishing has been a core Meredith strength for years.  Our group includes 16 magazine brands led by Better Homes and Gardens. This year we'll publish more than 150 Special Interest Publications, which are primarily sold on the newsstand. And our book business has more than 300 titles in print.

You'll notice that on this slide we've included American Baby, which we have acquired from Primedia. I'll discuss that in more detail later.

The Publishing Group also includes Integrated Marketing, whose specialty is custom publishing for strategic corporate clients, Interactive Media (or internet-based businesses), and database operations.

In addition, we have established Meredith Corporate Solutions, which is designed to serve the advertising needs of our clients across our publications.




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Our overall growth strategy is to build on our strong presence in the home and family market.  This slide highlights some of the key points:

1) As strong as it is, our flagship, Better Homes and Gardens, has significant room to grow. We have extended its brand with:

   -- Our Special Interest Publications, which have grown revenue and profit contribution very well over time.
   -- Our book business, which continued its strong performance in the first quarter. And,
   -- Our interactive media and brand licensing programs, which also extend our home and family expertise.

2) Our mid-sized titles - Country Home, Traditional Home, Midwest Living and MORE - are all on strong growth paths. We expect to continue to increase circulation and advertising revenues for each of them.

3) Our acquisition of American Baby extends our reach into a younger and more culturally diverse demographic. This is a well-established brand name that fits very well into our "family" niche. Also, Living Room is a shelter magazine that is targeted to women in their 20s and 30s. It is in subscription test currently. And,

4) We continue to emphasize our integrated marketing and multi-platform advertising programs.

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The home and family market is large and one in which we have a very strong presence.

According to the Bureau of Economic Analysis, U.S. consumers spent $7 trillion in 2001. One in every four dollars spent was on housing, household operations, furnishings and other household equipment.

Each year, American Demographics magazine outlines the spending characteristics of U.S. consumers by generation and age group. Our publishing audience - Generation X; Younger and Older Boomers; and Empty Nesters - collectively comprised 72% of the households and 81% of the consumer spending power in the 2002 survey. Their homes and families were listed as the primary focus of their expenditures.

Let me emphasize that these home-related spending trends suggest that consumers want our products for inspiration and ideas, and marketers will direct more advertising and marketing dollars toward home-and-family related media to help build their brands over time.




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Better Homes and Gardens is our flagship brand.

It is the fourth largest U.S. consumer magazine and has a 7.6 million circulation base which has remained steady while the circulation of most other large U.S. consumer magazines has eroded during the past five years. Better Homes holds a leading position within the women's service field, which provides advertisers with a very strong avenue to reach nearly 39 million readers monthly.

It provides a strong foundation from which we have successfully launched many other businesses.












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This graph illustrates the share of gross PIB advertising revenues for the traditional women's service field for the 12-month period ending with the October issues.

Meredith's two largest magazines - Better Homes and Gardens and Ladies' Home Journal - combined to lead the field with a 41% share.

Better Homes has a commanding lead over its nearest competitor and grew its share in 15 of the last 18 quarters on a year-over-year basis.

In the 12 months ending with the October 2002 issue, the title grew its pages nearly 18 percent and revenues by nearly 27 percent, according to PIB.




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We have been successful extending our Better Homes and Gardens brand by launching new mid-sized subscription magazines; a lineup of more than 150 Special Interest Publications sold primarily through retail; and hundreds of books.

In addition, we have created a powerful Better Homes and Gardens Web site, brand licensing arrangements with retailers, cross-marketing programs with our local television stations, and a Corporate Solutions business which leverages the Better Homes and Gardens brand to create multi-platform, multi-product marketing programs across all of our assets.


















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The growth of our Special Interest Publications over the past 10 years is shown on this slide, with operating profit and revenues indexed at 100 for fiscal 1993. As you can see, revenues have grown nearly three-fold, while operating profit has grown nearly 5 times.

Over the next several years, we plan to continue this growth trend. We have initiatives in place to capitalize on upside potential in advertising, retail sales volume and cover price increases for existing titles, as well as increases in the number of titles created.

As a result, we believe there is continued growth potential for this business as we look into the future.




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In the first quarter of fiscal 2003, our book operations were strong across the board and we expect fiscal 2003 to be a banner year for book publishing. In the first quarter, our book revenues were up 20 percent, led by sales of the 12th edition of the Better Homes and Gardens New Cook Book.

To date, we have shipped nearly 775,000 copies of the 12th edition of the Better Homes New Cook Book to retailers. Clearly, demand for the book has been very strong as consumers are buying the New Cook Book this holiday season.

We recently announced an exciting new book program based on Trading Spaces, the hit decorating show on The Learning Channel cable network.

















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As I noted earlier, our mid-sized titles are all on strong growth paths.

Traditional Home and Country Home are performing well. According to PIB, both gained market share in their competitive sets for the 12 months that ended with the Oct 2002 issues. On January 1, we'll raise the rate base of Traditional Home to 925,000, up from the current 850,000.

Midwest Living posted strong results with advertising revenues up in excess of 20 percent in the first quarter of fiscal 2003. We are raising its rate base to 850,000 on January 1, up from the current 815,000.

In September we increased the rate base of MORE to 750,000. That was the second increase in calendar 2002 for this title.




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One of our strategic priorities is to extend our portfolio to younger women and
families and then move these younger readers into our established titles.   We
can accomplish this by launching new magazines or acquiring established magazines targeted at a younger market. Living Room and American Baby are great examples.

We also believe the rapidly expanding Hispanic market holds tremendous promise and American Baby has a presence in that market.



















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Living Room is a shelter magazine targeted to women in their 20s and 30s.

We are extensively testing Living Room through direct mail and on the newsstand to determine whether or not we will launch it as a new title. Initial results are on target, but are preliminary.

Current newsstand sales are good and we are receiving a strong response from our insert cards, which indicates buyers are pleased with the magazine and want to subscribe.

On the advertising side, pages and revenues for this issue are strong, because advertisers like this magazine as a vehicle to reach a promising demographic.

For this to be a viable launch, however, it is critical that the circulation dynamics be strong.

We expect to have a full analysis by the end of the calendar year.






























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I am very excited that we reached an agreement with Primedia to acquire the assets of the American Baby Group. The cornerstone of the group is American Baby magazine, which was launched in 1938. It is currently published monthly, it has a circulation of 2 million and reaches more than 7 million readers [MRI Fall 2002 Report]. Also, American Baby has performed well from an advertising perspective. According to PIB, American Baby grew ad revenue 27 percent and ad pages by 22 percent for the January-October period of 2002.

Other assets in the American Baby group properties include:

   Childbirth magazine - written for expectant mothers, which reaches 2.3 million annually.

   First Year of Life magazine - written for parents of children from birth to 12 months of age, which reaches 3 million annually.

   Several Hispanic titles - including Espera, Primeros 12 Meses, and Healthy Kids en Espanol - and marketing programs that combined reach nearly 3 million consumers annually.

   Television programs American Baby and Healthy Kids, which reach large audiences through leading cable networks.

   Web sites which deliver 2.7 million page views and approximately 700,000 unique visitors each month.

   Baby Faire expos and product shows, which attract more than 100,000 attendees annually.

   Sampling programs that reach nearly 10 million expectant and new parents annually.

   Custom publications for clients including Proctor & Gamble, Fisher Price and Mead Johnson to name a few.

Now, I'll turn it over to Kevin for a look at Broadcasting.











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KEVIN
-----
Thanks Steve. A key component to Meredith's overall success is improving the performance of our Broadcasting Group. Our first quarter results continued the improvement that began in the second half of fiscal 2002.




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Our broadcasting operations are comprised of 11 television stations throughout the U.S.  This map shows their locations and network affiliations.

Eight of our 11 stations are located in the nation's top-36 markets. Our top three markets - Atlanta, Phoenix and Portland - are among the most attractive in the country.

Overall, our station portfolio provides very good diversification in terms of network affiliation and geographic coverage and provides a solid foundation from which to build.




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We've taken several actions to improve the performance at each station.  These include:

--  Strengthening our news
--  Increasing our ratings
--  Improving our sales practices, and
--  Making better programming decisions

We also want to strengthen our station line-up and therefore, we formed a duopoly in Portland, which is off to a great start.

Successful execution of these initiatives will produce revenue growth, margin expansion and increased cash flow.





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The best measure of our broadcasting performance is EBITDA and we have started to show improvement. In the fourth quarter of fiscal 2002, our broadcasting EBITDA margin rose 300 basis points to 32 percent year-over-year. For the first quarter of fiscal 2003, EBITDA margin improved 600 basis points to 24 percent.




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Improving news is a high priority because local newscasts are the largest single revenue generator for a station - accounting for 30 to 35 percent of a local station's revenues on average. It is also an area over which we have complete control of programming.

We have taken actions to improve our newscasts and our efforts are generating results. In the November ratings book:

-- We showed strong gains in our largest markets, Atlanta and Phoenix. WGCL in Atlanta continued its momentum, posting rating gains in most news periods. Its key 11 p.m. newscast had its highest rating ever during the sweeps period. KPHO in Phoenix posted ratings gains in all of its newscasts.

-- The newscasts at many of our other stations gained in the November sweeps, including KVVU in Las Vegas and WFSB in Hartford.




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Another broadcasting initiative is to make smarter decisions related to the quality and quantity of syndicated programming that we purchase, the price we pay for it, and the need for it in each market.

A good example of this is Oprah, which we recently renewed at several of our stations, including WSMV in Nashville and WFSB in Hartford. At both stations, ratings for the program were strong in the November sweeps period, with Nashville up 38 percent and Hartford up 18 percent.




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Improved ratings are fundamental drivers to advertising demand and sales effectiveness, but they are not the only solution.

A top priority of mine when I started a year ago was changing the sales culture throughout the group. We are aggressively pursuing advertisers that are new to television. We are going after the advertising customers of our competitors, including newspapers and cable operators. And, we've made everyone at each station responsible for maximizing revenues at the station. This includes having our station talent (anchors and reporters) make sales calls to help close deals.

Also, four times a year we use Meredith's Publishing resources as a competitive advertising advantage. We sell print pieces with content from Better Homes and Gardens and Ladies' Home Journal. In fiscal 2002, these pieces generated more than $4 million of incremental revenue.




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This slide shows the results of our sales improvement efforts.  Year-over-year revenue growth has improved in each of the last three quarters.

In the first quarter, we outperformed the industry and same station revenues were up 25 percent. Excluding political advertising, they were up 13 percent compared to the prior year quarter.



















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Our Portland duopoly is off to a strong start.

On September 2, we switched affiliations at the two stations so the stronger FOX programming is now on the more powerful VHF signal, KPTV. Our UHF station, KPDX, has become the market's UPN affiliate.

In addition, we consolidated facilities and operations; reduced redundant staff positions; and discontinued news on KPDX in order not to directly compete with our KPTV news.

In the first month after the affiliation change, KPTV's revenues grew 95 percent.

I'm excited with our ratings improvements, market share gains and the strong start of our Portland duopoly.

Now, Suku will provide a financial update.




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SUKU
----
Thanks Kevin. I'll discuss some financial details and provide guidance for the second quarter and all of fiscal 2003.




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We have always been conservative with respect to our accounting practices and we follow a very disciplined approach to our CEO and CFO certification of quarterly financials.

Successful execution of our publishing and broadcasting strategies will generate even greater cash flow and strengthen our excellent financial position. We use our free cash flow for four main purposes. 1) to invest in our businesses; 2) to make acquisitions, which add to our strong portfolio of assets; 3) to repurchase our shares; and 4) to reduce debt.

Our philosophy is to maintain a manageable debt-to EBITDA ratio, especially in an uncertain economic environment.

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      Capital Expenditures
      --------------------
      FY99 = $25.7
      FY00 = $39.4
      FY01 = $56.0
      FY02 = $23.4
      FY03 = $30-$35
      Ongoing = $20-$25

We continue to invest in our business, as you can see from this chart.

We expect capital expenditures in fiscal 2003 to be $30 to $35 million, because of the final stages of our digital TV build out.

Looking forward, we expect capital expenditures to run in the $20 to $25 million range.




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We also have an active share repurchase program.

Since fiscal 2000, we repurchased nearly $130 million of our shares and we remain committed to this program.

At a minimum, our objective is to purchase enough shares to cover the number of option grants.




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As a company, we generate significant free cash flow.  In addition to ongoing capital expenditures and our share repurchase program, we retired $140 million of debt between July 1, 2001 and November 30, 2002, while maintaining a conservative debt to EBITDA ratio of approximately 2 to 2.4.

Even with the acquisition of American Baby, which we financed with existing credit facilities, we expect to maintain a conservative debt to EBITDA ratio.



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We agreed to pay $115 million for American Baby and its related properties.
The purchase price represents a multiple of approximately 10 times the American Baby group's projected calendar 2003 EBITDA.

We expect the transaction to be accretive to earnings per share in the back half of fiscal 2003. The transaction just closed last week and will not have a material impact on our second quarter results.




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Since our October 30 investor call, business has improved and we made a decision to invest in additional direct mail. As a result, we believe our second quarter EPS will be $0.37 or $0.38.

The American Baby acquisition closed last week. It will not have an impact on our second quarter results.

For the full fiscal year, in light of our performance to date, the expected accretion from American Baby, and anticipated increased direct mail, we believe EPS will be in a range of $1.65 to $1.75, which is $0.10 higher than our previous guidance.

We will release our second quarter results in late January, and as is our normal practice, we will review our outlook and if appropriate, update our guidance at that time.


















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In conclusion, I'll leave you with these points.

-- Our publishing business holds a clear leadership position in the home and family markets. We are expanding this leadership position by serving younger women and younger families.

-- Our turnaround in broadcasting is a key driver to our growth and in the next two to three years, we expect to improve EBITDA margin to the level we did in fiscal 1998 and 1999.

-- Third, these businesses generate significant free cash flow and we have a strong balance sheet.

--  We have a strong and credible management team.  And, last,

-- These characteristics allow us to be opportunistic with respect to strategic asset opportunities, especially in a consolidating environment.




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Now, we'll take your questions.






















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INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements and/or network affiliation relationships; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.































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